FOR IMMEDIATE RELEASE

CONTACTS:
Scott Pond (investors)
(801) 345-2657, spond@nuskin.com
Kara Schneck (media)
(801) 345-2116, kschneck@nuskin.com

NU SKIN ENTERPRISES REPORTS FOURTH-QUARTER
AND YEAR-END RESULTS

PROVO, Utah — Feb. 7, 2007 — Nu Skin Enterprises, Inc. (NYSE: NUS) today reported fourth-quarter results ahead of company guidance. Revenue for the fourth quarter was $289.2 million, a 1 percent decrease from the prior-year period. Fourth-quarter earnings per share were $0.23 with net income of $15.9 million compared to earnings per share of $0.22 and net income of $15.8 million in 2005. Growth in South Korea, Europe and the United States contributed positively to the quarterly results. Revenue for the quarter was positively impacted 2 percent by foreign currency fluctuations.

For the year, the company reported revenue of $1.115 billion, compared to $1.181 billion in 2005. Earnings per share for 2006 were $0.47 with net income of $32.8 million. Excluding restructuring and impairment charges, earnings per share would have been $0.75, while net income would have been $52.7 million. These results are compared to 2005 earnings per share of $1.04 and net income of $74.0 million. A reconciliation of reported GAAP numbers is included in the attached financial tables. Foreign currency fluctuations negatively impacted 2006 revenue by 1 percent.

“We are encouraged by the positive upward trend we experienced during the second half of the year,” said Truman Hunt, president and chief executive officer. “We are focusing resources on our most important revenue growth initiatives and have taken steps to restructure and streamline our business to increase efficiency, setting us up for healthy growth in 2007.

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Feb. 7, 2007

“Year-over-year comparisons in Japan continue to improve as the launch of our g3 nutrition drink and the rollout of the S2 Scanner are making a positive impact in the market. We are also pleased with the sequential month-over-month growth in China since receiving our direct selling license in August. In the fourth quarter, we commenced training efforts for our sales representatives in preparation for direct selling in Shanghai, which began last month. We continue to see growth in South Korea, Europe and the United States, which are becoming larger and more meaningful contributors to our overall results.”

Regional Results

North Asia. Fourth-quarter revenue in North Asia was $152.7 million, compared to $156.9 million in the same period of 2005. In Japan, a 9 percent local-currency revenue decline during the quarter represented a slight year-over-year trend improvement. South Korea experienced strong gains, generating a 21 percent year-over-year increase. The number of active distributors was down 2 percent in the region and executive distributors decreased 5 percent.

Greater China. Revenue in Greater China was $51.3 million compared to $55.5 million for the fourth quarter of 2005. Mainland China reported a 28 percent local currency revenue decline from the prior year, but posted a sequential improvement for the quarter. Both Taiwan and Hong Kong had a solid quarter with revenue up 4 and 3 percent, respectively, over the prior-year period. The number of active distributors was down 19 percent in the region and executive distributors decreased 9 percent compared to the prior year, reflecting the decline in Mainland China.

North America. Revenue in North America was $41.7 million, compared to $42.5 million for the prior-year period. Results for the fourth quarter of 2005 included approximately $4.0 million of sales to non-U.S. distributors at the company’s global convention. Excluding these convention sales, quarterly revenue in the United States increased 8 percent compared to 2005. The number of active distributors was up 2 percent in the region and executive distributors increased 9 percent compared to the prior year.

South Asia/Pacific. Fourth-quarter revenue in the South Asia/Pacific region was $23.5 million, an 8 percent improvement over the same period in 2005. Growth in the region is attributed to strong results in Thailand, Australia and New Zealand. The number of active distributors declined 10 percent and executive distributors improved 6 percent compared to prior-year results.

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Feb. 7, 2007

Other Markets. The company’s other markets continued to perform well with revenue up 42 percent to $19.9 million for the fourth quarter. A revenue gain of 48 percent in Europe contributed to these strong results. Compared to the fourth quarter of 2005, active distributors increased 11 percent and executive distributors were up 17 percent.

Operational Performance

The company’s gross margin was 82.2 percent in the fourth quarter compared to 82.4 percent in the same period of 2005. Selling expenses, as a percent of revenue, were 43.0 percent, up 50 basis points from the fourth quarter of 2005. This increase was due primarily to an April 2006 distributor compensation plan change in Japan. General and administrative expenses were 30.5 percent of revenue, essentially level with last year’s results.

The company’s cash position at the end of the quarter was $121.4 million. During the quarter, the company paid down $11.6 million of debt, paid $6.8 million in dividends, and used $37.9 million to repurchase 2.1 million shares of common stock in open market transactions.

Outlook

“We are on track for a solid 2007 and look to increase shareholder value by improving earnings per share in excess of 20 percent this year,” said Hunt. “Our turnaround plan in Japan is yielding steady improvement. We are also pleased with the impact of our g3 nutrition drink and the S2 Scanner and look to bolster our personal care business with the first-quarter launch of a new anti-aging skin care product developed specifically for Japan.

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Feb. 7, 2007

“In China, we have seen month-over-month improvement since receiving a direct selling license in August 2006 and are moving forward with the integration of direct selling into our existing business. We continue to work through the process of obtaining additional provincial licenses, but have limited visibility on the timing of the approvals. While formal approvals may take longer than previously indicated, we remain on track to meet our 2007 financial projections,” Hunt continued.

“We expect positive trends to continue in South Korea, Europe, the United States and South Asia/Pacific. Our business in the United States enjoys a healthy level of distributor enthusiasm and activity. South Korea continues its impressive growth following the successful fourth-quarter launch of the reformulated Nu Skin 180° Anti-Aging Skin Therapy System. Europe’s growth is also expected to continue as we see strong distributor trends in Central Europe, in particular. Our success in these markets is changing our global revenue mix, making us less reliant on any single market.

“We begin 2007 with business drivers that include a compelling product portfolio and sales tools designed to help our distributors demonstrate the benefits of our products. New introductions slated for this year include anti-aging skin care products and a weight management line. We will also continue the rollout of our distributor tools that support our commitment to delivering on our 2007 objectives outlined in our presentation to shareholders in November,” concluded Hunt.

“Assuming a yen rate of 118 to the dollar, we project 2007 revenue of $1.13 to $1.15 billion, with earnings per share of $0.88 to $0.94. First quarter 2007 revenue is projected to be $260 to $265 million with earnings per share of $0.14 to $0.16, based upon a modified yen rate of 120 to the dollar,” said Ritch Wood, chief financial officer.

The company’s management will host a webcast with investors on Feb. 7, 2007 at 10 a.m. (EST). Those wishing to access the webcast, as well as the financial information presented in the call, can visit the Investor Relations page on Nu Skin Enterprises’ website, www.nuskinenterprises.com. An archive of the webcast will be available at this same URL through Feb. 23, 2007.

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Feb. 7, 2007

The Company

Nu Skin Enterprises, Inc. is a global direct selling company operating in 44 markets throughout Asia, the Americas and Europe. The company markets premium quality personal care products under the Nu Skin® brand, science-based nutritional supplements under the Pharmanex® brand, and technology based products and services under the Big Planet® brand. Nu Skin Enterprises is traded on the New York Stock Exchange under the symbol “NUS.”

Nu Skin Enterprises’ press releases are available online at www.nuskinenterprises.com

Please note: This press release, particularly the “Outlook” section, contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 that represent the company’s current expectations and beliefs, including, among other things: (i) expectations regarding the positive impact of certain strategic initiatives in our key markets, including Japan and the United States; (ii) our plans regarding the rollout of direct selling throughout China; and (iii) financial projections for the first quarter and year 2007. The forward-looking statements and related assumptions involve risks and uncertainties that could cause actual results and outcomes to differ materially from any forward-looking statements or views expressed herein. These risks and uncertainties include, but are not limited to: (a) risks that could adversely impact the company’s operations or financial results in its markets, including its largest market, Japan, such as negative market conditions, foreign currency exchange fluctuations, material decreases in executive-level and active distributors, or the company’s failure to execute effective initiatives in these markets; (b) regulatory risks associated with the Scanner, which could inhibit the company’s use of the Scanner in a market if it is determined to be a medical device in any market or if regulatory scrutiny dampens enthusiasm or the ability of the company or its distributors to effectively utilize the Scanner; (c) technical and regulatory challenges associated with the rollout of the Nu Skin® ProDerm™ Skin Analyzer, including difficulties or delays in developing a model that performs with all desired functionality, as well as regulatory uncertainties, particularly in Japan where there is a risk that regulatory authorities may impose limitations on the use of this tool and on claims that may be made in connection with its use; (d) continued regulatory scrutiny and investigations in Mainland China, which have from time to time in the past, and could in the future, negatively impact the company’s business, including the interruption of sales activities in stores and the imposition of fines; (e) risks that the recently adopted direct selling regulations in China are interpreted or enforced by governmental authorities in a manner that negatively impacts the company’s current or planned business model there, including continued delays and uncertainty in the provincial direct selling licensing process, and risk that the implementation of a direct selling model will not result in the anticipated growth of the company’s business in China given the restrictive nature of the direct selling laws; (f) any failure of current or planned initiatives or products, including, among others, the introduction of the second-generation Scanner and the Nu Skin® ProDerm™ Skin Analyzer, to generate interest among distributors and customers and generate sponsoring and selling activities on a sustained basis; (g) any inability of the company to obtain necessary product registrations for its nutritional and personal care products in a timely manner; (h) adverse publicity related to the company’s business, products or industry; (i) adverse results of tax audits and challenges by foreign tax authorities with respect to the amount of income tax, customs, duties and other amounts owed by the

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Feb. 7, 2007

company; and (j) continued competitive pressures in the company’s markets. The company’s financial performance and the forward-looking statements contained herein are further qualified by a detailed discussion of associated risks set forth in the documents filed by the company with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K/A filed on March 17, 2006. The forward-looking statements set forth the company’s beliefs as of the date of this release, and the company assumes no duty to update the forward-looking statements contained in this release to reflect any change.

(Financial Tables to Follow)

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Feb. 7, 2007

NU SKIN ENTERPRISES, INC.
Consolidated Statements of Income (Unaudited)
For the Fourth Quarters Ended December 31, 2006 and 2005
(in thousands, except per share amounts)

	2006	2005

Revenue:
North Asia	$ 152,689	$ 156,925
Greater China	51,343	55,485
North America	41,696	42,521
South Asia/Pacific	23,515	21,739
Other Markets	19,930	14,061
Total revenue	289,173	290,731

Cost of sales	51,392	51,048

Gross profit	237,781	239,683

Operating expenses:
Selling expenses	124,242	123,350
General and administrative expenses	88,285	89,016
Total operating expenses	212,527	212,366

Operating income	25,254	27,317

Other income (expense), net	214	(711)
Income before provision for income taxes	25,468	26,606
Provision for income taxes	9,604	10,836

Net income	$ 15,864	$ 15,770

Net income per share:
Basic	$ 0.23	$ 0.22
Diluted	$ 0.23	$ 0.22

Weighted average number of shares outstanding:
Basic	67,733	70,221
Diluted	68,749	71,109

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Feb. 7, 2007

NU SKIN ENTERPRISES, INC.
Consolidated Statements of Income (Unaudited)
For the Years Ended December 31, 2006 and 2005
(in thousands, except per share amounts)

	2006	2005

Revenue:
North Asia	$ 593,789	$ 649,377
Greater China	208,226	236,681
North America	157,047	154,153
South Asia/Pacific	88,017	86,673
Other Markets	68,330	54,046
Total revenue	1,115,409	1,180,930

Cost of sales	195,203	206,163

Gross profit	920,206	974,767

Operating expenses:
Selling expenses	480,136	497,421
General and administrative expenses	353,412	354,223
Impairment of assets and other	20,840	—
Restructuring and other charges	11,115	—
Total operating expenses	865,503	851,644

Operating income	54,703	123,123

Other income (expense), net	(2,027)	(4,172)
Income before provision for income taxes	52,676	118,951
Provision for income taxes	19,859	44,918

Net income	$ 32,817	$ 74,033

Net income per share:
Basic	$ 0.47	$ 1.06
Diluted	$ 0.47	$ 1.04

Weighted average number of shares outstanding:
Basic	69,418	70,047
Diluted	70,506	71,356

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Nu Skin Enterprises
Feb. 7, 2007

NU SKIN ENTERPRISES, INC.
Reconciliation of GAAP Net Income and Earnings Per Share to
Net Income and Earnings Per Share Excluding Non-Recurring Charges
(in thousands, except per share amounts)

	Year Ended December 31,
	2006	2005

GAAP net income as reported	$ 32,817	$ 74,033
Non-recurring charges
Charges related to impairment of assets and other	20,840	—
Charges related to headcount reductions and other restructuring charges	11,115	—
Tax effects on adjustments	(12,047)	—
Total non-recurring charges, net of tax effects	19,908	—

Net income excluding non-recurring charges	$ 52,725	$ 74,033

Diluted income per share excluding non-recurring charges	$ 0.75	$ 1.04

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Nu Skin Enterprises
Feb. 7, 2007

NU SKIN ENTERPRISES, INC.
Consolidated Balance Sheets (Unaudited)
As of December 31, 2006 and 2005
(in thousands)

	2006	2005

ASSETS
Current assets:
Cash and cash equivalents	$ 121,353	$ 155,409
Accounts receivable	19,421	16,683
Inventories, net	92,092	99,399
Prepaid expenses and other	44,093	36,663
	276,959	308,154

Property and equipment, net	85,883	84,053
Goodwill	112,446	112,446
Other intangible assets, net	91,349	91,137
Other assets	90,061	83,076
Total assets	$ 656,698	$ 678,866

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 20,815	$ 20,276
Accrued expenses	120,074	112,023
Current portion of long-term debt	26,652	26,757
	167,541	159,056

Long-term debt	136,173	123,483
Other liabilities	42,155	41,699
Total liabilities	345,869	324,238

Stockholders' equity:
Class A common stock	91	91
Additional paid-in capital	191,171	179,335
Treasury stock, at cost	(346,889)	(284,138)
Accumulated other comprehensive loss	(65,107)	(67,197)
Retained earnings	531,563	526,537
	310,829	354,628
Total liabilities and stockholders' equity	$ 656,698	$ 678,866

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Nu Skin Enterprises
Feb. 7, 2007

NU SKIN ENTERPRISES, INC.
Distributor/Preferred Customer Growth by Market

	As of December 31, 2006		As of December 31, 2005		% Increase (Decrease)
	Active*	Executive	Active*	Executive	Active*	Executive

North Asia	333,000	15,354	340,000	16,129	(2.1%)	(4.8%)
Greater China	155,000	6,492	191,000	7,134	(18.8%)	(9.0%)
North America	139,000	3,735	136,000	3,443	2.2%	8.5%
South Asia/Pacific	73,000	2,169	81,000	2,043	(9.9%)	6.2%
Other Markets	61,000	2,006	55,000	1,722	10.9%	16.5%
Total	761,000	29,756	803,000	30,471	(5.2%)	(2.3%)

*	Active distributors include preferred customers and distributors purchasing products directly from the company during the quarter.

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